Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)
FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030
FOR IMMEDIATE RELEASE:
August 5, 2009
LAKES ENTERTAINMENT ANNOUNCES
EARNINGS FOR SECOND QUARTER 2009
MINNEAPOLIS — August 5, 2009 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and six months ended June 28, 2009.
Second Quarter Results
Lakes Entertainment reported second quarter 2009 revenues of $7.1 million, a 20% increase in comparison to prior-year period revenues of $5.9 million. This increase was primarily due to fees from the Red Hawk Casino which opened in December 2008.
For the second quarter of 2009, Lakes’ selling, general and administrative expenses were $3.8 million compared to $3.6 million in the second quarter of 2008. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Included in selling, general and administrative expenses were costs associated with the application for a gaming site in the State of Kansas of approximately $0.3 million during the second quarter of 2009.
Development costs associated with the Ohio casino resort initiative, which was terminated after the November 2008 election, were $4.0 million during the second quarter of 2008.
Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the second quarter of 2009, net unrealized gains on notes receivable were $2.5 million, compared to net unrealized gains of $1.1 million in the prior year period. The net unrealized gains in the second quarter of 2009 consisted of $2.2 million related to the project with the Jamul Indian Village near San Diego, California and $0.3 million related to the project with the Iowa Tribe of Oklahoma near Oklahoma City, Oklahoma due primarily to improvements in the credit markets. Lakes also recognized impairment losses of $1.7 million during the second quarter of 2009 due primarily to continued uncertainty surrounding the completion of the Jamul project. Unrealized gains in the prior year period related primarily to the notes receivable related to the Red Hawk Casino project with the Shingle Springs Band of Miwok Indians near Sacramento, California due to the decrease in number of months until opening of the project.
Amortization of intangible assets related to Indian casino projects for the second quarter of 2009 was $2.5 million compared to $1.7 million for the second quarter of 2008. The increase of $0.8 million related to the amortization of intangible assets associated with the Red Hawk Casino, which began when it opened in December 2008. Amortization in the second quarter of 2008 related primarily to the intangible assets associated with the Four Winds Casino Resort.
Other income (expense), net for the second quarter of 2009 was $1.3 million compared to less than $0.1 million for the second quarter of 2008. The increase was due primarily to interest earned on notes receivable from the Shingle Springs Tribal Gaming Authority.
Earnings from operations were $1.5 million for the second quarter of 2009, compared to a loss of $2.4 million for the second quarter of 2008, and resulted primarily from the items discussed above. Net earnings applicable to Lakes Entertainment, Inc. for the second quarter of 2009 were $2.8 million, compared to a loss of $5.2 million in the second quarter of 2008.
Six Month 2009 Results
Lakes Entertainment reported revenues for the six-month period ended June 28, 2009 of $14.3 million, up 37% from prior-year period revenues of $10.5 million. This increase was primarily due to improved results from the Four Winds Casino Resort during the current year, and fees from the Red Hawk Casino which opened in December 2008.
For the six months ended June 28, 2009, Lakes’ selling, general and administrative expenses were $7.8 million compared to $7.5 million in the prior year period. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Included in selling, general and administrative expenses were costs associated with the application for a gaming site in the State of Kansas of approximately $0.3 million during the six months ended June 28, 2009.
Development costs associated with the Ohio casino resort initiative, which was terminated after the November 2008 election, were $5.7 million during the first six months of 2008.
Net unrealized gains (losses) on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. For the six months ended June 28, 2009, net unrealized gains on notes receivable were $2.3 million, compared to net unrealized losses of $0.9 million in the prior-year period. The net unrealized gains in 2009 consisted of $2.2 million related to the project with the Jamul Indian Village and $0.1 million related to the project with the Iowa Tribe of Oklahoma due primarily to improvements in the credit markets. Lakes also recognized an impairment on long-term assets in the amount of $2.3 million during the six months ended June 28, 2009 due primarily to continued uncertainty surrounding the completion of the Jamul project. Unrealized losses in the prior year period were due primarily to a decrease in projected interest rates, due to market conditions, for the notes receivable related to the casino project with the Jamul Indian Village and the Red Hawk Casino project with the Shingle Springs Tribe which offset gains related to the decrease in number of months until opening of the Red Hawk Casino.
Amortization of intangible assets related to Indian casino projects for the six months ended June 28, 2009 was $5.0 million compared to $3.4 million for the six months ended June 29, 2008. The increase related to the amortization of intangible assets associated with the Red Hawk Casino, which began when it opened in December 2008. Amortization in the 2008 period related primarily to the intangible assets associated with the Four Winds Casino Resort.
Other income (expense), net for the six months ended June 28, 2009 was $2.8 million compared to $0.2 million for the six months ended June 29, 2008. The increase was due primarily to interest earned on notes receivable from the Shingle Springs Tribal Gaming Authority.
Earnings from operations were $1.4 million for the six months ended June 28, 2009, compared to a loss of $7.1 million for the six months ended June 29, 2008, and resulted primarily from the items discussed above. Net earnings applicable to Lakes Entertainment., Inc. for the six months ended June 28, 2009 were $3.8 million, compared to a loss of $12.1 million for the six months ended June 29, 2008.
Lyle Berman, Chief Executive Officer of Lakes stated, “Our revenue grew during 2009 primarily as a result of improved performance at the Four Winds Casino Resort and the opening of the Red Hawk Casino. Although the uncertain economic environment in the California market continues to impact the Red Hawk Casino’s ability to achieve consistently strong operating results, the casino does continue to experience strong visitor counts and we remain cautiously optimistic regarding the long-term operating results of this property.”
Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated, “We remain focused on operating the Four Winds Casino Resort, the Red Hawk Casino and the Cimarron Casino as efficiently as possible to achieve strong operating results. Moving forward with the casino opportunities of both the Iowa Tribe of Oklahoma and the Jamul Indian Village remains a priority. We continue to work through the application process for a gaming site in the State of Kansas and as always, we are exploring other new business opportunities.”

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 28, 2009	December 28, 2008
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$10,836	$6,170
Accounts receivable	3,689	2,407
Current portion of notes receivable	8,558	9,151
Other current assets	2,546	1,232

Total current assets	25,629	18,960

Property and equipment, net	10,845	10,985

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	57,330	54,705
Intangible assets	46,448	47,586
Other	5,415	6,591

Total long-term assets related to Indian casino projects	109,193	108,882

Investments in securities and other	26,756	26,617

Total assets	$172,423	$165,444

Liabilities and shareholders’ equity
Current liabilities:
Line of credit	$18,001	$18,152
Current portion of acquisition costs payable	1,915	2,089
Income taxes payable	17,746	16,241
Other	2,389	3,659

Total current liabilities	40,051	40,141

Long-term liabilities:
Non-revolving line of credit	2,000	2,000
Contract acquisition costs payable, net of current portion	7,927	5,253

Long-term liabilities	9,927	7,253

Total liabilities	49,978	47,394

Total shareholders’ equity	122,445	118,050

Total liabilities and shareholders’ equity	$172,423	$165,444

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Revenues:
Management fees	$7,048	$5,866	$14,314	$10,446
License fees	16	19	28	39

Total revenues	7,064	5,885	14,342	10,485

Costs and expenses:
Selling, general and administrative	3,767	3,624	7,809	7,489
Ohio initiative costs	—	4,025	—	5,671
Impairment losses	1,711	—	2,280	—
Amortization of intangible assets related to Indian casino projects	2,527	1,681	5,006	3,361
Depreciation	69	84	142	172

Total costs and expenses	8,074	9,414	15,237	16,693

Net unrealized gains (losses) on notes receivable	2,506	1,125	2,343	(858)

Earnings (loss) from operations	1,496	(2,404)	1,448	(7,066)

Other income (expense):
Interest income	1,753	240	3,615	721
Other	(425)	(226)	(828)	(540)

Total other income (expense), net	1,328	14	2,787	181

Earnings (loss) before income taxes and discontinued operations	2,824	(2,390)	4,235	(6,885)
Income taxes	4	431	390	1,119

Earnings (loss) before discontinued operations	2,820	(2,821)	3,845	(8,004)
Discontinued operations, net of tax (net of $1.5 million and $2.6 million for the allocation to the prior noncontrolling interest)	—	(2,365)	—	(4,087)

Net earnings (loss) applicable to Lakes Entertainment, Inc.	$2,820	$(5,186)	$3,845	$(12,091)

Earnings (loss) applicable to Lakes Entertainment, Inc. per share — basic & diluted	$0.11	$(0.21)	$0.15	$(0.49)

Weighted-average common shares outstanding - basic	26,328	24,928	26,327	24,766

Dilutive effect of common stock equivalents	92	N/A	73	N/A

Weighted-average common shares outstanding - diluted	26,420	N/A	26,400	N/A